SOMMER & SCHNEIDER LLP
                          595 STEWART AVENUE, SUITE 710
                           GARDEN CITY, NEW YORK 11530
                                  ------------
Herbert H. Sommer                                       Telephone (516) 228-8181
Joel C. Schneider                                       Facsimile (516) 228-8211


                                  May 17, 2000


Board of Directors
Be Safe Services, Inc.
62-45 Woodhaven Boulevard
Rego Park,, NY  11374

Gentlemen:

         I am Securities Counsel to Be Safe Services, Inc. (the "Corporation"), a Delaware corporation. This opinion letter has been prepared in connection with the Corporation's registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of an aggregate of 4,525,000 shares of the Corporation's common stock, par value $.0001 per share, all of which shares (the "Shares") were issued by the Corporation in private offerings on March 26, 1999 and April 6, 1999. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (s)
229.601 (b)(5) in connection with the Registration Statement.

         For purposes of this opinion letter, I have examined copies of the following documents:

         1.       An executed copy of the Registration Statement;
         2.       Executed copies of Subscription Agreement;
         3.       Certificate of Incorporation;
         4.       The By-laws of the Corporation; and
         5.       Resolutions of the Board of Directors.

         In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to me, and the conformity with the original documents of all documents submitted to me as certified, telecopies, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Delaware General Corporation Law. I express no opinion herein as to any other laws, statutes, regulations or ordinances.

Board of Directors
Be Safe Services, Inc.
May 17, 2000
Page 2

         Based upon the foregoing, I am of the opinion that the Shares were validly issued, fully paid and nonassessable under the Delaware General Corporation Law.

         I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without my prior written consent.

         I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,

                                                     SOMMER & SCHNEIDER LLP

                                                     /s/ Joel C. Schneider

                                                     Joel C. Schneider

JCS/md